EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

            This Agreement is made and entered into as of January 29, 1998, by and among WINDSOR CAPITAL CORP., a Delaware corporation (the "PURCHASER"), and BOYNTON TOBACCONISTS, INC., a Florida corporation (the "COMPANY").

                             PRELIMINARY STATEMENTS:

      A. The Company is a South Florida retailer of cigars, other tobacco products and accessories, candy and writing instruments, with its principal place of business in Boca Raton, Florida.

      B. This Agreement contemplates a tax free merger of the Company with and into the Purchaser in a reorganization pursuant to Sections 368(a)(1)(A) of the Code, whereby the Company Shareholder will receive capital stock in the Purchaser in exchange for his capital stock in the Company.

                                   AGREEMENT:

      The parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      1.1 DEFINED TERMS. In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement, unless the context otherwise requires, have the meanings indicated, which meanings are applicable to both the singular and plural forms:

            "ACCOUNTS RECEIVABLE" means all accounts, instruments, drafts, acceptances and other forms of receivables relating to the business of the Company and the Subsidiaries, and all rights earned under the Company's and the Subsidiaries' contracts to sell goods or render services, together with all guaranties and related securities, all right, title and interest in the related merchandise, including the right of stoppage in transit, and all proceeds from the above.

            "ACCRUED LIABILITIES" means all accrued liabilities of the Company in the categories of "current liabilities" set forth on the Most Recent Balance Sheet.

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            "AFFILIATE" as to any Person means any Person (a "CONTROLLING
PERSON") which, directly or indirectly, through one or more intermediaries, controls the subject Person or any Person which is controlled by or is under common control with a Controlling Person. For purposes of this definition, "CONTROL" (including the correlative terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

            "AFFILIATED GROUP" means any affiliated group within the meaning of
Section 1504 of the Code.

            "AGREEMENT" means this Agreement and Plan of Merger, together with all exhibits and schedules contemplated hereby.

            "ARTICLES OF MERGER" is defined in Section 2.1.3 hereof.

            "AUDITED FINANCIAL STATEMENTS" is defined in Section 4.7 hereof.

            "AUTHORITY" means any national, federal, state, provincial or local governmental regulatory agency, commission, bureau or authority, whether domestic or foreign.

            "CERTIFICATE OF MERGER" is defined in Section 2.1.2 hereof.

            "CLOSING" is defined in Section 2.6 hereof.

            "CLOSING DATE" means the third business day following the day on which the last to be received of all authorizations, approvals, and consents that are conditions to the consummation of the transactions contemplated hereby have been obtained, or any other date that the Purchaser and the Company agree to in writing.

            "CODE" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

            "COMPANY" means Boynton Tobacconists, Inc., and, to the extent the context may require, any or all of the direct and indirect, past and present, Subsidiaries of the Company.

            "COMPANY COMMON STOCK" is defined in Section 2.3.1 hereof.

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            "COMPANY SHAREHOLDER" means Joel A. Wolk, the sole shareholder of the Company.

            "COMPANY SHAREHOLDER AGREEMENT" is defined in Article 8 hereof.

            "CONFIDENTIAL INFORMATION" means any data or other information pertaining to the financial condition, results of operations, business or products of the Purchaser, the Company and the Subsidiaries that is not already generally available to the public.

            "DELAWARE ACT" means the Delaware General Corporation Law.

            "DISTRIBUTION" is defined in Section 2.5.1 hereof.

            "EFFECTIVE TIME" is defined in Section 2.1.2 hereof.

            "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan.

            "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(2).

            "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(1).

            "EMPLOYMENT AGREEMENTS" is defined in Section 6.1.10 hereof.

            "ENVIRONMENTAL, HEALTH AND SAFETY LAW" means (a) the Federal Water Pollution Control Act, (b) the Federal Resource Conservation and Recovery Act of 1976, (c) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, and (d) the Occupational Safety and Health Act of 1970, each as amended, together with all other Laws of federal, state, local and foreign Authorities concerning pollution or protection of the environment, public health and safety or employee health and safety, including Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to

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the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, hazardous or toxic wastes.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

            "FINANCIAL STATEMENTS" is defined in Section 4.7 hereof.

            "FLORIDA ACT" means the Florida Business Corporation Law.

            "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

            "IRS" means the Internal Revenue Service.

            "INVENTORY" means all of the Company's and the Subsidiaries' inventories, including without limitation, raw materials, work in process, finished goods, packaging goods, trims, accessories and other like items.

            "KNOWLEDGE" means (a) when applied to the Company or the Company Shareholder, the actual knowledge (after reasonable investigation) of Joel A. Wolk, and (b) when applied to the Purchaser, the actual knowledge, after reasonable investigation, of Gary N. Mansfield and/or Guy F. Wood.

            "LAW" means any law, statute, rule or regulation, and any judgment or order of any court or Authority, whether domestic or foreign.

            "LIEN" means any lien, charge, claim, restriction, mortgage, security interest, pledge or encumbrance of any kind whatsoever.

            "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, properties, results of operations, financial condition or prospects of the Company and the Subsidiaries, taken as a whole, or of the Purchaser, as the case may be.

            "MATERIAL CONTRACT" means any agreement, contract or commitment which involves or may involve consideration of more than $5,000 in any single year or $10,000 in the aggregate or which cannot be terminated without liability to the Company or any Subsidiary or to the Purchaser, as the case may be, upon less than 30 days' written notice.

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            "MEMORANDUM" means the November 10, 1997, Confidential Private
Offering Memorandum of Woodfield.

            "MERGER" is defined in Section 2.1.1 hereof.

            "MOST RECENT BALANCE SHEET" is defined in Section 4.7 hereof.

            "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Section
3(37).

            "OPINION OF PURCHASER'S COUNSEL" means the opinion of Macaulay, Zorrilla & Robin, P.A., counsel to the Purchaser, dated as of the Closing Date, addressed to the Company and in form and substance reasonably satisfactory to the Company.

            "OPINION OF COUNSEL TO THE COMPANY AND THE COMPANY SHAREHOLDER" means the opinion of Ruden, McClosky, Smith, Schuster & Russell, P.A., counsel to the Company and the Company Shareholder, dated as of the Closing Date, addressed to the Purchaser and in form and substance reasonably satisfactory to the Purchaser.

            "PERMITS" means all licenses, franchises, permits, orders, approvals, registrations, authorizations, and qualification filings with all Authorities and all industry or non-governmental self-regulatory organizations required in connection with the operation of the businesses of the Company and the Subsidiaries.

            "PERSON" means any natural person, corporation, unincorporated organization, limited liability company, partnership, association, joint-stock company, joint venture, trust or government, or any agency or political subdivision of any government.

            "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

            "PURCHASER" is defined in the preamble hereto.

            "PURCHASER COMMON STOCK" is defined in Section 2.3.1 hereof.

            "REPRESENTATIVE" means, as to any Person, the Person's officers, directors, partners, employees, agents, attorneys, accountants, lenders or prospective lenders, affiliates and other representatives.

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            "RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

            "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "SECURITIES RESTRICTIONS" means restrictions imposed on the transfer of securities by applicable federal and state securities Laws.

            "SHAREHOLDER LOAN" means the $968,821 principal amount of debt owed by the Company to the Company Shareholder.

            "SUBSIDIARIES" means Galleria Tobacconists, Inc., Sawgrass Tobacconists, Inc., Gardens Tobacconists, Inc., The Falls Tobacconists, Inc., and Town Center Tobacconists, Inc., each a Florida corporation.

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            "TAXES" means all federal, state, local and foreign taxes
(including, without limitation, income or profits taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, transfer taxes, value added taxes, employment and payroll-related taxes, property taxes, business license taxes, occupation taxes, import duties and other governmental charges and assessments), of any kind whatsoever, including interest, additions to tax and penalties.

            "WOODFIELD" means Woodfield Enterprises, Inc., a Florida corporation which merged into the Purchaser on December 31, 1997.

      1.2 OTHER DEFINITIONAL PROVISIONS

            1.2.1 Unless otherwise defined herein, all terms defined in this Agreement shall have the defined meanings when used in any certificate, report, agreement or other document made or delivered pursuant hereto.

            1.2.2 The words "HEREOF", "HEREIN", "HEREUNDER" and "HERETO" and similar words when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

            1.2.3 Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural.

            1.2.4 The term "INCLUDING" and other words of inclusion used herein shall not be construed as terms of limitation, and references to "included" matters shall be regarded as non-exclusive, non-characterizing enumerations.

                                    ARTICLE 2

                   THE MERGER; MERGER CONSIDERATION; CLOSING

      2.1 MANNER OF MERGER.

            2.1.1 In accordance with this Agreement and with the provisions of the Delaware Act and the Florida Act, at the Effective Time the Company will be merged with and into the Purchaser (the "MERGER") and the Purchaser, as the surviving corporation in the Merger (hereinafter sometimes referred to as the "SURVIVING CORPORATION") (a) will continue its corporate existence under the laws of the State of Delaware, and (b) will succeed to all rights, assets, liabilities and obligations of the Company in

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accordance with the Delaware Act. The separate corporate existence of the
Company shall terminate at the Effective Time.

            2.1.2 The Merger will become effective at the time of the filing of an appropriate certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in accordance with Section 252 of the Delaware Act. The Certificate of Merger will be filed as soon as practicable after the Closing. The date and time when the Merger becomes effective are referred to herein as the "EFFECTIVE TIME".

            2.1.3 Promptly after the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with Section 2.1.1 hereof, the Purchaser will file appropriate articles of merger (the "ARTICLES OF MERGER") with the Secretary of State of the State of Florida in accordance with Section
607.1105 of the Florida Act.

      2.2 ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS.

            2.2.1 The Certificate of Incorporation of the Purchaser in effect at and as of the Effective Time will remain the Certificate of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with its terms and as provided by applicable law.

            2.2.2 The bylaws of the Purchaser in effect at and as of the Effective Time will remain the bylaws of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by applicable law.

            2.2.3 The directors and officers of the Purchaser at and as of the Effective Time will remain the directors and officers of the Surviving Corporation after the Effective Time, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation.

      2.3 CONVERSION OF SHARES.

            2.3.1 At and as of the Effective Time, the 500 shares of common stock, par value $1.00 per share, of the Company (the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time will, by reason of the Merger and without any action by the holder thereof, be converted into the right to receive the number of shares of common stock, par value $.001 per share, of the Purchaser (the "PURCHASER COMMON STOCK"), equal to 2,600,000 divided by the average of the mean of the closing bid and asked prices of the Purchaser Common Stock on the National

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Association of Securities Dealers OTC Bulletin Board for the two days before and the two days after the date of the public announcement of the Merger (the "PURCHASER COMMON STOCK PRICE"). Such announcement shall occur on the morning of the first business day after the Closing.

            2.3.2 At and as of the Effective Time, each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time will, by reason of the Merger and without any action by the Company, be automatically canceled and retired and cease to exist, and no cash or securities or other property will be payable in respect thereof.

            2.3.3 Each share of the Purchaser Common Stock validly issued and outstanding immediately prior to the Effective Time will remain issued and outstanding.

            2.3.4 No share of Company Common Stock will be deemed to be outstanding or to have any rights other than those set forth above in Section
2.3.1 after the Effective Time.

      2.4 MERGER CONSIDERATION; SURRENDER OF CERTIFICATES.

            2.4.1 Five business days after the Closing, the Purchaser will deliver a stock certificate(s), issued in the name of the Company Shareholder, representing the number of shares of Purchaser Common Stock issuable to him pursuant to Section 2.3.1 (the "MERGER SHARES"). The Merger Shares shall be subject to a one-year "lock-up" as set forth in the Company Shareholder Agreement. The number of Merger Shares may be adjusted as set forth in Section
2.5.3 hereof.

            2.4.2 At the Closing, the Company Shareholder will surrender to the Purchaser a certificate(s) that, immediately prior to the Effective Time, represented all of the then issued and outstanding shares of Company Common Stock. The Purchaser will mark all stock certificates delivered by the Company Shareholder pursuant to this Section 2.4.2 to indicate their cancellation.

      2.5 ADDITIONAL TRANSACTIONS.

            2.5.1 At the Closing, the Purchaser shall cause to be paid to the Company Shareholder by wire transfer of immediately available funds to the Company counsel's trust account $968,821 representing payment in full of the Shareholder Loan. In addition, on the day of Closing, the Company Shareholder shall cause the Company to pay him any difference between the Company's estimated taxable income from May 1, 1997 through the Closing date and the

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distributions previously received by the Company Shareholder with respect to such income (collectively, the "DISTRIBUTION").

            2.5.2 At the Closing, the Purchaser shall (i) pay by wire transfer of immediately available funds to the Company counsel's trust account for the benefit of Merrill Lynch the principal balance of the Company's debt to Merrill Lynch plus accrued interest thereon to the date of payment (the "MERRILL LYNCH DEBT") and (ii) obtain the release of the Company Shareholder's guaranty and collateral securing the Merrill Lynch Debt.

            2.5.3 (a) As soon as practicable after the Closing, the Company Shareholder shall cause to be prepared a balance sheet (the "CLOSING BALANCE SHEET") of the Company as of the close of business on the day immediately preceding the Closing Date. The Closing Balance Sheet shall be prepared in accordance with GAAP (except for deviations from GAAP consistent with the Most Recent Balance Sheet) applied in a manner consistent with those used in the preparation of the Financial Statements, shall provide for the application of normal period-end and year-end type adjustments and shall be submitted to the Purchaser as soon as practicable after completion and in all events within 30 days after the Closing Date. The Purchaser and its authorized representatives, at the Purchaser's expense, shall have the right to review the Closing Balance Sheet, attend the taking of the physical inventory of the Company and perform other audit and review procedures with respect to the preparation of the Closing Balance Sheet. The Purchaser shall provide such cooperation and access as the Company Shareholder shall reasonably require to prepare the Closing Balance Sheet. The reasonable costs and expenses of preparing the Closing Balance Sheet shall be borne by the Purchaser.

                        (b)  The Purchaser shall be deemed to have
accepted the Closing Balance Sheet unless, within 30 days after delivery thereof to the Purchaser, it gives written notice to the Company Shareholder of its objection to any item therein. In the event the Purchaser gives such written notice of objection, and the parties have been unable to resolve such dispute by the date 10 days after delivery of such notice of objection, either party may require that such dispute be resolved by arbitration under the rules, but not under the jurisdiction of, the American Arbitration Association, by one arbitrator (the "ARBITRATOR") who shall be a certified public accountant reasonably acceptable to the parties and who shall agree to render his decision within 45 days after submission of the dispute to him. The Arbitrator shall have access to all documents and facilities necessary to perform his function as arbitrator. The Arbitrator's determination with respect to any dispute shall be final and binding upon the parties hereto. The

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Purchaser and the Company Shareholder shall each pay one-half of the fees and expenses of the Arbitrator for such services.

                        (c)  Within 31 days after delivery of the
Closing Balance Sheet to the Purchaser pursuant to Section 2.5.3(a) hereof, or if disputed, within 10 days after the final resolution of such dispute:

                              (i)  if the inventory plus cash (after the
Distribution) of the Company determined from the Closing Balance Sheet exceeds the Company's Accrued Liabilities other than the Shareholder Loan plus accrued interest thereon, then the Purchaser shall immediately pay such excess up to a maximum of $259,000 to the Company Shareholder in Purchaser Common Stock valued at the Purchaser Common Stock Price calculated pursuant to Section 2.3.1 above (which shares shall be deemed Merger Shares); and

                              (ii) if the Company's Accrued Liabilities (other
than the Shareholder Loan plus accrued interest thereon) exceed the inventory plus cash (after the Distribution) determined from the Closing Balance Sheet, then the Company Shareholder shall immediately pay such excess up to a maximum of $259,000 to the Purchaser by surrendering certificates for the appropriate number of shares of Purchaser Common Stock valued at the Purchaser Common Stock Price.

                        (d)  To the extent that the Company's actual
taxable income since May 1, 1997, is different from the estimated amount utilized for purposes of the distribution, then the Company Shareholder shall immediately reimburse the Purchaser for the excess amount of the Distribution or the Purchaser shall immediately pay to the Company Shareholder a supplemental distribution, as appropriate, and the number of Merger Shares issuable to the Company Shareholder shall be immediately adjusted as appropriate in accordance with the change in the Company's cash. Notwithstanding anything to the contrary contained herein, for the purposes of this Article the amount of the Company's cash as of the close of business on the day before the Closing shall include, but not be limited to, all the Company's deposits and prepayments as of such time.

                        (e)   within five business days after the
Closing date, the Purchaser shall pay all of the Company's accounts payable which were past due as of the Closing date.

      2.6 CLOSING. Subject to the fulfillment or waiver of the conditions precedent set forth in Article 6 hereof, the closing of the transactions contemplated hereby (the "CLOSING") will take

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place at the offices of Ruden, McClosky, Smith, Schuster & Russell, P.A., in
Fort Lauderdale, Florida, at 2:00 P.M. on the Closing Date. Except as otherwise provided herein, all proceedings to be taken and all documents to be executed at the Closing will be deemed to have been taken, delivered and executed simultaneously, and no proceeding will be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

                                    ARTICLE 3

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      In order to induce the Company to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser represents and warrants to the Company as follows:

      3.1 ORGANIZATION AND STANDING. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has all requisite corporate right, power and authority to enter into this Agreement, the Company Shareholder Agreement, the Employment Agreements, and all other agreements contemplated herein and therein (as applicable) (collectively, the "ACQUISITION AGREEMENTS") and to consummate the transactions contemplated hereby and thereby. Copies of the Certificate of Incorporation and bylaws of the Purchaser and all amendments thereto as in effect on the date hereof have been delivered to the Company and are complete and correct as of the date hereof.

      3.2 AUTHORIZATION OF AGREEMENT AND RELATED DOCUMENTS. The execution, delivery and performance of this Agreement and the other Acquisition Agreements (as applicable) by the Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action and this Agreement constitutes, and the other Acquisition Agreements, when executed and delivered by the Purchaser will constitute, the legal, valid and binding obligations of the Purchaser enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, moratorium, fraudulent conveyance and other similar Laws affecting creditors' rights generally and by general principles of equity.

      3.3 NO VIOLATION OR CONFLICT. The execution and delivery of this Agreement and the other Acquisition Agreements by the Purchaser and the consummation by it of the transactions contemplated hereby and thereby, and compliance by it with the provisions hereof and

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thereof, (a) does not and will not violate or conflict with any provision of Law or any writ, order or decree of any court or Authority, or any term or provision of the Certificate of Incorporation or bylaws of the Purchaser, and (b) does not and will not, with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of the Purchaser pursuant to, any instrument or agreement to which it is a party or by which it or its properties may be bound or affected.

      3.4 CONSENT OR APPROVAL OF AUTHORITIES. Other than in connection with the Delaware Act or the Florida Act, no consent, approval or authorization of, or registration, qualification, designation, declaration or filing with, any Authority is required in connection with the execution, delivery or performance by the Purchaser of this Agreement and the other Acquisition Agreements, or any other agreement, instrument or document contemplated hereby or thereby or the consummation by the Purchaser of the transactions contemplated hereby or thereby.

      3.5 LITIGATION. There are no actions, suits, claims or proceedings pending or, to the Knowledge of the Purchaser, threatened against or involving the Purchaser or any of its assets or properties, before any court or arbitration tribunal or by or before any Authority that question the validity of this Agreement, seek to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby, or which, individually or in the aggregate, could have a material adverse effect on the Purchaser. There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Authority, court or arbitration tribunal against the Purchaser or any of its assets or properties which prohibit or enjoin the consummation of the transactions contemplated hereby.

      3.6 BROKERS. The Purchaser has not employed any broker or finder, nor has it incurred nor will it incur any broker's, finder's or similar fees, commissions or expenses payable by the Purchaser in connection with the transactions contemplated by this Agreement.

      3.7 SUBSIDIARIES. The Purchaser has no Subsidiaries.

      3.8 CAPITALIZATION OF PURCHASER. The Purchaser's authorized capital stock consists solely of 25,000,000 shares of Purchaser Common Stock, of which 7,745,000 shares are issued and outstanding, and 10,000,000 shares of preferred stock, $.01 par value per share, none of which are issued and outstanding. No shares of Purchaser

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Common Stock are treasury shares. All of the issued and outstanding shares of capital stock of the Purchaser are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any person or any applicable agreement or Law. All of the shares of Purchaser Common Stock to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid and nonassessable.

      3.9 RIGHTS; WARRANTS OR OPTIONS; DIVIDENDS. Except as set forth on
Schedule 3.9 hereto, there are no outstanding subscriptions, warrants, options or, except for this Agreement, other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock of or any other security of the Purchaser; there is no outstanding contract or other agreement of the Purchaser or any other Person to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of the Purchaser, or securities or obligations of any kind convertible into any shares of the capital stock of the Purchaser; there are no dividends or distributions which have accrued or been declared but are unpaid on the capital stock of the Purchaser; and there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Purchaser.

      3.10 FINANCIAL STATEMENTS. The Purchaser has delivered to the Company copies of (a) the unaudited balance sheet (the "MOST RECENT PURCHASER BALANCE SHEET") and the related statement of income of the Purchaser for the 12 months ended December 31, 1997, and (b) the audited balance sheet as of December 31, 1996, and related statements of income and cash flow of Woodfield for the fiscal year ended December 31, 1996. The foregoing financial statements (collectively, the "PURCHASER FINANCIAL STATEMENTS") (i) are complete and correct in all material respects and have been prepared in accordance with the books and records of the Purchaser and Woodfield, (ii) present fairly the financial condition of the Purchaser and Woodfield and the results of their respective operations at such dates and for the periods then ended, and (iii) except as set forth on Schedule 3.10 hereto, have been prepared in accordance with GAAP.

      3.11 UNDISCLOSED LIABILITIES. Except as and to the extent reflected on the Most Recent Purchaser Balance Sheet or as disclosed on Schedule 3.11 hereto, the Purchaser has no liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent or otherwise, other than those incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Purchaser Balance Sheet.

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      3.12 TITLE TO PERSONAL PROPERTY AND CONDITION OF ASSETS.

            3.12.1 Except for Inventory disposed of in the ordinary course of business consistent with past practice since the date of the Most Recent Purchaser Balance Sheet, (a) the Purchaser has good and valid title to all of the tangible personal property and assets which are used in the operation of its business and which it owns or purports to own, and (b) valid leasehold interests in all leases of tangible personal property which it leases or purports to lease, free and clear of any Liens, other than Liens or imperfections of title that (i) relate to immaterial properties or assets or otherwise would not, individually or in the aggregate, have a Material Adverse Effect, or (ii) are disclosed on Schedule 3.12 hereto. Substantially all of the tangible personal property and assets of the Purchaser are in good operating condition and repair, normal wear and tear excepted.

            3.12.2 The Purchaser enjoys peaceful and undisturbed possession under all of the leases of personal property under which it is operating. All of the leases are valid, subsisting and in full force and effect and there are no existing defaults, or events which with the passage of time or the giving of notice, or both, would constitute defaults by the Purchaser or, to the Knowledge of the Purchaser, by any other party thereto, except for defaults, if any, which would not, individually or in the aggregate, have a Material Adverse Effect.

      3.13 REAL PROPERTY.

            3.13.1 The Purchaser does not own any real property, beneficially or of record. Schedule 3.13 hereto lists all real property leased, subleased or otherwise occupied by the Purchaser indicating the nature of its interest therein and identifying the lessor thereof. To the Knowledge of the Purchaser, the Purchaser has valid leasehold interests in all leases of real property which it leases or purports to lease, free and clear of any Liens or imperfections of title other than Liens or imperfections of title that are disclosed on Schedule
3.13 hereto.

            3.13.2 Except as set forth on Schedule 3.13, the Purchaser enjoys peaceful and undisturbed possession under all of the real property leases under which it is operating, and all such leases are valid, subsisting and in full force and effect and there are no existing defaults, or events which with the passage of time or the giving of notice, or both, would constitute defaults by the lessee or, to the Knowledge of the Purchaser, by any other party thereto, except for defaults, if any, which would not have a Material Adverse Effect.

            3.13.3 To the Knowledge of the Purchaser, there are no pending condemnation, expropriation, eminent domain or similar proceedings affecting all or any portion of such real property and, to the knowledge of the Purchaser, no such proceedings are contemplated.

     3.14 PERMITS; COMPLIANCE WITH LAW. The Purchaser holds and is in compliance with all Permits and, to the Knowledge of the Purchaser, is in compliance with all requirements of Law, except for any violation or failure to so hold or comply which would not have a Material Adverse Effect. Except as disclosed on
Schedule 3.14, no notice, citation, summons or order has been received by the Purchaser, no complaint has been filed, no penalty has been assessed and no investigation, proceeding or review is pending or, to the Knowledge of the Purchaser, threatened (a) with respect to any alleged violation by the Purchaser of any Law or Permit, or (b) with respect to any alleged failure by the Purchaser to have any Permit.

      3.15 ENVIRONMENTAL MATTERS.

            3.15.1 Except as disclosed on Schedule 3.15 hereto, the Purchaser has no liability (nor has it handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Purchaser giving rise to any liability) (a) for damage to the atmosphere or any site, location or body of water (surface or subsurface), or (b) for any reason under any Environmental, Health and Safety Law.

            3.15.2 Except as disclosed on Schedule 3.15, no notice, citation, summons or order has been received by the Purchaser and no complaint has been filed and no penalty has been assessed or, to the Knowledge of the Purchaser, threatened by any Authority with respect to (a) any alleged violation by the Purchaser of any Environmental, Health and Safety Law, or (b) any alleged failure by the Purchaser to have any Permit required under any Environmental, Health and Safety Law in connection with its business.

            3.15.3 The Purchaser has not transported any substance or arranged for the transportation of any substance to any location which is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability
Act of 1980, as amended.

     3.16 INTELLECTUAL PROPERTY. "Simply Cigars" is the Purchaser's trade name (the "PURCHASER TRADE NAME"). To the Knowledge of the Purchaser: (a) no claims have been asserted by any third person in connection with the use by the Purchaser of the Purchaser Trade Name; (b) to the Knowledge of the Purchaser, no third persons are infringing upon any of the rights of the Purchaser to the Purchaser Trade Name; and (c) the use by the Purchaser of the Purchaser Trade Name does not infringe on the rights of any third persons.

     3.17 MATERIAL CONTRACTS. Schedule 3.17 contains a list of all Material Contracts not specifically described elsewhere in this Agreement or the Schedules hereto to which the Purchaser is a party. All of the Material Contracts are valid and binding and in full force and effect and there are no defaults thereunder or events which with notice or the passage of time would constitute a default by the Purchaser or, to the Knowledge of the Purchaser, by any other party thereto, except for defaults and events as to which requisite waivers or consents have been obtained or other defaults or failures to be valid and binding which would not, individually or in the aggregate, have a Material Adverse Effect.

     3.18 TRANSACTIONS WITH AFFILIATES. Except as disclosed on Schedule 3.18 hereto, (a) since the date of the Most Recent Purchaser Balance Sheet, the Purchaser has not entered into any Material Contract or engaged in any other material transaction with any Affiliate of the Purchaser, (b) no Affiliate of the Purchaser has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Purchaser, and (c) the Purchaser is not indebted to any of its Affiliates.

      3.19 PREVIOUS MERGER. The merger of Woodfield into the Purchaser was consummated on December 31, 1997, pursuant to the Agreement and Plan of Merger dated as of December 18, 1997, between Woodfield and the Purchaser and the Certificate and Articles of Merger filed with the Delaware and Florida Secretaries of State, respectively, on December 31, 1997, (collectively, the "WOODFIELD MERGER DOCUMENTS"). All information regarding Woodfield and the Purchaser which is set forth in the Memorandum and the Woodfield Merger Documents is true and correct in all material respects. True and correct copies of the Memorandum and Woodfield Merger Documents have been delivered to the Company.

      3.20 NO MATERIAL ADVERSE CHANGE. Since December 31, 1997, there has not been any material adverse change in the financial condition of the Purchaser.

      3.21 TAX-FREE REORGANIZATION.

            3.21.1 Purchaser has no plan or intention to reacquire any of its stock issued in the Merger.

            3.21.2 Purchaser has no plan or intention to liquidate Purchaser; to sell or otherwise dispose of the Company Common Stock; or to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C) of the Internal Revenue Code.

            3.21.3 After the Merger, Purchaser intends to continue the historic business of the Company or use a significant portion of the Company's business assets in a business.

            3.21.4 Purchaser is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

            3.21.5 The Purchaser will pay its own expenses incurred in connection with the Merger.

     3.22 FULL DISCLOSURE. The representations and warranties of the Purchaser contained in this Agreement do not contain any untrue statement of a material fact.

                                    ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      In order to induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to the Purchaser as follows:

      4.1 ORGANIZATION AND STANDING. Each of the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and each has all requisite corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

      4.2 AUTHORITY TO DO BUSINESS. Each of the Company and the Subsidiaries has all requisite corporate power and authority to own, lease and operate its respective properties and to conduct its respective business in the manner now conducted and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its properties and assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be in good standing or to be duly licensed or qualified to do business would not have a Material Adverse Effect. Schedule 4.2 hereto lists each jurisdiction in which each of the Company and the Subsidiaries is licensed or qualified to do business as a foreign corporation.

      4.3 ARTICLES OF INCORPORATION AND BYLAWS; CORPORATE RECORDS. Copies of the Articles of Incorporation and bylaws (or equivalent documents) of each of the Company and the Subsidiaries, together with all amendments thereto as in effect on the date hereof, have been delivered to the Purchaser and are complete and correct as of the date hereof. The corporate minutes and stock transfer records of each of the Company and the Subsidiaries are contained in the relevant minute books or separate stock transfer records, all of which have been made available to the Purchaser and are complete and correct as of the date hereof.

      4.4 SUBSIDIARIES. Schedule 4.4 hereto lists each corporation, partnership, joint venture, firm, association or business enterprise in which the Company has a direct or indirect equity interest, by stock ownership or otherwise, and sets forth the jurisdiction of organization, capitalization and equity ownership of each Subsidiary.

      4.5 CAPITALIZATION. The Company's authorized capital stock consists solely of 500 shares of Company Common Stock, all of which are issued and outstanding in the name of the Company Shareholder. No shares of Company Common Stock are treasury shares. The authorized and issued and outstanding capital stock of the Subsidiaries are set forth on Schedule 4.4 hereto. All of the issued and outstanding shares of capital stock of the Company and the Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any person or any applicable agreement or Law.

      4.6 RIGHTS; WARRANTS OR OPTIONS; DIVIDENDS. Except as set forth on
Schedule 4.6 hereto, there are no outstanding subscriptions, warrants, options or, except for this Agreement, other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock of or any other security of the Company or any of the Subsidiaries; there is no outstanding contract or other agreement of the Company, any Subsidiary or any other Person to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of the Company or any Subsidiary, or securities or obligations of any kind convertible into any shares of the capital stock of the Company or any Subsidiary; there are no dividends or distributions which have accrued or been declared but are unpaid on the capital stock of the Company or any Subsidiary; and there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any Subsidiary.

      4.7 FINANCIAL STATEMENTS. The Company has delivered to the Purchaser copies of (a) the consolidated unaudited balance sheet (the "MOST RECENT BALANCE SHEET") and the related consolidated statement of income of the Company and the Subsidiaries for the eight months ended December 31, 1997, and (b) the Company's consolidated audited balance sheets as of April 30, 1997 and 1996, and related statements of income and cash flow of the Company and Subsidiaries for the fiscal year ended April 30, 1997 and 1996. (The financial statements described in clause (b) above are collectively referred to as the "AUDITED FINANCIAL STATEMENTS"). The foregoing financial statements (collectively, the "FINANCIAL STATEMENTS") (i) are complete and correct in all material respects and have been prepared in accordance with the books and records of the Company and the Subsidiaries, (ii) present fairly the financial condition of the Company and the Subsidiaries and the results of their operations at such dates and for the periods then ended, and (iii) except as set forth on Schedule 4.7 hereto, have been prepared in accordance with GAAP.

      4.8 UNDISCLOSED LIABILITIES. Except as and to the extent reflected on the Most Recent Balance Sheet or as disclosed on Schedule 4.8 hereto, neither the Company nor any Subsidiary has any liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent or otherwise, other than those incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet.

      4.9 TITLE TO PERSONAL PROPERTY AND CONDITION OF ASSETS.

            4.9.1 Except for Inventory disposed of in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet and Distribution, (a) each of the Company and the Subsidiaries has good and valid title to all of the tangible personal property and assets which are used in the operation of its business and which it owns or purports to own, and
(b) valid leasehold interests in all leases of tangible personal property which it leases or purports to lease, free and clear of any Liens, other than Liens or imperfections of title that (i) relate to immaterial properties or assets or otherwise would not, individually or in the aggregate, have a Material Adverse Effect, or (ii) are disclosed on Schedule 4.9 hereto. Substantially all of the tangible personal property and assets of the Company and the Subsidiaries are in good operating condition and repair, normal wear and tear excepted.

            4.9.2 Each of the Company and the Subsidiaries enjoys peaceful and undisturbed possession under all of the leases of personal property under which it is operating. All of the leases are valid, subsisting and in full force and effect and there are no existing defaults, or events which with the passage of time or the giving of notice, or both, would constitute defaults by any of the Company and the Subsidiaries or, to the Knowledge of the Company, by any other party thereto, except for defaults, if any, which would not, individually or in the aggregate, have a Material Adverse Effect.

      4.10 REAL PROPERTY.

            4.10.1 Neither the Company nor any Subsidiary owns any real property, beneficially or of record. Schedule 4.10 hereto lists all real property leased, subleased or otherwise occupied by each of the Company and the Subsidiaries indicating the nature of its interest therein and identifying the lessor thereof. To the Knowledge of the Company, it has valid leasehold interests in all leases of real property which it leases or purports to lease, free and clear of any Liens or imperfections of title other than Liens or imperfections of title that are disclosed on Schedule 4.10 hereto.

            4.10.2 Except as set forth on Schedule 4.10, each of the Company and the Subsidiaries enjoys peaceful and undisturbed possession under all of the real property leases under which it is operating, and all such leases are valid, subsisting and in full force and effect and there are no existing defaults, or events which with the passage of time or the giving of notice, or both, would constitute defaults by the lessee or, to the Knowledge of the Company, by any other party thereto, except for defaults, if any, which would not have a Material Adverse Effect.

            4.10.3 To the Knowledge of the Company, there are no pending condemnation, expropriation, eminent domain or similar proceedings affecting all or any portion of such real property and, to the knowledge of the Company, no such proceedings are contemplated.

     4.11 INSURANCE. Schedule 4.11 hereto lists all insurance policies providing insurance coverage of any nature to any of the Company and the Subsidiaries. All of these policies are in full force and effect and all premiums due and payable in respect thereof have been paid. The Company and the Subsidiaries have complied with the provisions of the policies, and the policies are sufficient for compliance with all requirements of Law and agreements to which the Company or any Subsidiary is a party, except where the failure to comply, individually or in the aggregate, would not have a Material Adverse Effect. Since the respective dates of the policies, no notice of cancellation or non-renewal with respect to any policy has been received by the Company or any Subsidiary.

     4.12 LABOR RELATIONS. Except as disclosed on Schedule 4.12 hereto, neither the Company nor any Subsidiary is a party to or otherwise bound by any labor or collective bargaining agreement. Except as disclosed on Schedule 4.12 hereto, as of the date hereof (a) neither the Company nor any Subsidiary is involved in or, to the Knowledge of the Company, threatened with any labor dispute, strike, slowdown, work stoppage, grievance, unfair labor practice charge, arbitration, suit or administrative proceeding relating to labor matters involving its employees, (b) there are no actions, proceedings or claims pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary under any Laws relating to employment, including any provisions thereof relating to wages, hours, collective bargaining, withholding or the payment of social security or other Taxes, and (c) neither the Company nor any Subsidiary has conducted negotiations with respect to any future contract with or commitment to any labor union or association and, to the Knowledge of the Company, there are no current or threatened attempts to organize or establish any labor union or association or employee association with respect to the Company or any Subsidiary.

     4.13 PERMITS; COMPLIANCE WITH LAW. Each of the Company and the Subsidiaries holds and is in compliance with all Permits and, to the Knowledge of the Company, is in compliance with all requirements of Law, except for any violation or failure to so hold or comply which would not have a Material Adverse Effect. Except as disclosed on Schedule 4.13, no notice, citation, summons or order has been received by the Company or any Subsidiary, no complaint has been filed, no penalty has been assessed and no investigation, proceeding or review is pending or, to the Knowledge of the Company, threatened
(a) with respect to any alleged violation by the Company or any Subsidiary of any Law or Permit, or (b) with respect to any alleged failure by the Company or any Subsidiary to have any Permit. Notwithstanding anything to the contrary herein, no representation or warranty is made in this Agreement or otherwise as to the transferability, or the effect of the Merger on, the occupational licenses, tobacco sales licenses or the Florida Lottery permits of the Company and the Subsidiaries.

     4.14 LITIGATION. Except as disclosed on Schedule 4.14, there are no actions, suits, claims or proceedings pending or, to the Knowledge of the Company, threatened against or involving the Company or any Subsidiary, or any of their assets or properties, before any court or arbitration tribunal or by or before any Authority that (a) if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect, or (b) question the validity of this Agreement or seek to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby. There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Authority, court or arbitration tribunal against the Company or any Subsidiary, or any of their assets or properties which prohibit or enjoin the consummation of the transactions contemplated hereby.

     4.15 LIST OF ACCOUNTS. Schedule 4.15 lists all bank, investment and securities accounts, and all safe deposit boxes, maintained by the Company and the Subsidiaries and the persons authorized to draw thereon or make withdrawals therefrom or, in the case of safe deposit boxes, with access thereto.

     4.16 LIST OF PERSONNEL. The Company Shareholder is the only officer, director or employee of the Company and the Subsidiaries whose total compensation during the fiscal year ended April 30, 1997, exceeded $50,000.
Schedule 4.16 sets forth all commitments or agreements by the Company or any Subsidiary to increase the wages or salaries or modify the conditions or terms of employment of any of its employees, except for commitments to or agreements with employees which are immaterial individually and in the aggregate and which have been made in the ordinary course of business consistent with past practice.

      4.17 EMPLOYEE BENEFIT PLANS; ERISA.

            4.17.1 Neither the Company nor any Subsidiary maintains or contributes to any Employee Benefit Plan that is in effect as of the date of this Agreement.

            4.17.2 The Company had a Defined Benefit Plan that was terminated over ten years ago. Notwithstanding anything to the contrary in this Agreement, no representation or warranty is made as to that Plan.

      4.18 ABSENCE OF CHANGES. Except as otherwise disclosed on Schedule 4.18 hereto, since the date of the Most Recent Balance Sheet (a) the businesses of the Company and the Subsidiaries have been operated only in the ordinary course except for the Distribution and except for any deviation therefrom that would not have a Material Adverse Effect, (b) there has been no material adverse change in the business, assets, properties, results of operations, financial condition or prospects of the Company or any Subsidiary, and (c) there has been no damage to or destruction of any of the physical plant or other assets of the Company or any Subsidiary having a book value, individually or in the aggregate, greater than $10,000 (whether or not covered by insurance) or that would, after taking into account any insurance recoveries payable in respect thereof, have a Material Adverse Effect.

      4.19 TAX MATTERS.

            4.19.1 Except as disclosed on Schedule 4.19, (a) All Tax Returns required to be filed with respect to the business and assets of each of the Company and the Subsidiaries have been duly and timely (within any applicable extension periods) filed with the appropriate governmental agencies in all jurisdictions in which those Returns are required to be filed, (b) all of the Returns as filed are correct and complete in all material respects, and (c) all Taxes (including estimated Taxes) due and payable by each of the Company and the Subsidiaries have been paid.

            4.19.2 The unpaid Taxes of the Company and the Subsidiaries (a) did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) disclosed on the face of the Most Recent Balance Sheet, and (b) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom of the Company and the Subsidiaries in filing their Tax Returns.

            4.19.3 Except as provided on Schedule 4.19, there is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary for any alleged deficiency in Taxes.

            4.19.4 Neither the Company nor any Subsidiary has (a) filed any consent to the application of Section 341(f) of the Code, (b) executed a waiver or consent extending any statute of limitations for the assessment or collection of any Taxes which remains outstanding, (c) applied for a ruling relating to Taxes, (d) entered into a closing agreement with any Tax Authority, or (e) filed an election under Section 338(g) or 338(h)(10) of the Code or caused a deemed election under Section 338(e) of the Code.

            4.19.5 Except as disclosed on Schedule 4.19, no Tax Return of the Company or any Subsidiary has been audited by any Tax Authority at any time since January 1, 1987.

            4.19.6 Neither the Company nor any Subsidiary is a party to any agreement providing for the allocation or sharing of Taxes.

            4.19.7 Neither the Company nor any Subsidiary has been a member of an Affiliated Group filing a consolidated federal income Tax Return except that the Company and the Subsidiaries are an Affiliated Group.

      4.20 ENVIRONMENTAL MATTERS.

            4.20.1 Except as disclosed on Schedule 4.20 hereto, neither the Company nor any Subsidiary has any liability (nor has it handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any Subsidiary giving rise to any liability) (a) for damage to the atmosphere or any site, location or body of water (surface or subsurface), or (b) for any reason under any Environmental, Health and Safety Law.

            4.20.2 Except as disclosed on Schedule 4.20, no notice, citation, summons or order has been received by the Company or any Subsidiary and no complaint has been filed and no penalty has been assessed or, to the Knowledge of the Company, threatened by any Authority with respect to (a) any alleged violation by the Company or any Subsidiary of any Environmental, Health and Safety Law, or (b) any alleged failure by the Company or any Subsidiary to have any Permit required under any Environmental, Health and Safety Law in connection with its respective business.

            4.20.3 Neither the Company nor any Subsidiary has transported any substance or arranged for the transportation of any substance to any location which is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

      4.21 INTELLECTUAL PROPERTY. "Smokers Gallery" is the Company's trade name (the "TRADE NAME"). To the Knowledge of the Company, (a) no claims have been asserted by any third person in connection with the use by the Company or any Subsidiary of the Trade Name , (b) to the Knowledge of the Company, no third persons are infringing upon any of the rights of the Company or any Subsidiary to the Trade Name, and (c) the use by the Company and the Subsidiaries of the Trade Name does not infringe on the rights of any third persons.

     4.22 MATERIAL CONTRACTS. Schedule 4.22 contains a list of all Material Contracts not specifically described elsewhere in this Agreement or the Schedules hereto to which the Company or any Subsidiary is a party. All of the Material Contracts are valid and binding and in full force and effect and there are no defaults thereunder or events which with notice or the passage of time would constitute a default by the Company or any Subsidiary or, to the Knowledge of the Company, by any other party thereto, except for defaults and events as to which requisite waivers or consents have been obtained or other defaults or failures to be valid and binding which would not, individually or in the aggregate, have a Material Adverse Effect.

     4.23 TRANSACTIONS WITH AFFILIATES. Except for distributions to the Company Shareholder of the Company's taxable income since May 1, 1997, and except for any transactions, interests and indebtedness among the Company and the Subsidiaries (a) since the date of the Most Recent Balance Sheet, neither the Company nor any Subsidiary has entered into any Material Contract or engaged in any other material transaction with the Company Shareholder or any Affiliate of the Company Shareholder, (b) no Affiliate of the Company Shareholder has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any Subsidiary, and (c) neither the Company nor any Subsidiary is indebted to the Company Shareholder or any of his Affiliates.

     4.24 POWERS OF ATTORNEY. Except as disclosed on Schedule 4.24 hereto, neither the Company nor any Subsidiary has granted any power of attorney to any Person for any purpose whatsoever, which power of attorney is currently in force.

      4.25 SUPPLIERS. Schedule 4.25 hereto contains a complete and accurate list of the names and addresses of the 10 largest (by sales volume) suppliers of the Company and the Subsidiaries for the calendar year ended December 31, 1997, and for the calendar year ended December 31, 1996. Except as set forth on Schedule 4.25, neither the Company nor any Subsidiary has lost any supplier, or any group of suppliers, which accounted for more than 5% of the aggregate purchases by the Company and the Subsidiaries, taken as a whole, during the last 12 months.

     4.26 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance of this Agreement and the other Acquisition Agreements by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and this Agreement constitutes, and the other Acquisition Agreements when executed and delivered by the Company will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, moratorium, fraudulent conveyance and other similar Laws affecting creditors' rights generally and by general principles of equity.

     4.27 NO VIOLATION OR CONFLICT. Except as set forth on Schedule 4.27 attached hereto, the execution and delivery of this Agreement and the other Acquisition Agreements by the Company and the consummation by the Company and the Subsidiaries of the transactions contemplated hereby and thereby, and compliance by the Company and the Subsidiaries with the provisions hereof and thereof, (a) do not and will not violate or conflict with any provision of Law or any writ, order or decree of any court or Authority, or any term or provision of the Company's or any Subsidiary's Articles of Incorporation or bylaws (or equivalent documents), and (b) do not and will not, with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of the Company or any Subsidiary pursuant to, any instrument or agreement to which the Company or any Subsidiary is a party, or by which the Company or any Subsidiary or any of their properties may be bound or affected, except for any of the foregoing that will not have a Material Adverse Effect.

     4.28 CONSENT OR APPROVAL OF AUTHORITIES. Except as set forth on Schedule 4.28, other than in connection with the Delaware Act or the Florida Act, to the Knowledge of the Company, no consent, approval or authorization of, or registration, qualification, designation, declaration or filing with, any Authority is required in connection with the execution, delivery or performance by the

Company or any Subsidiary of this Agreement, the other Acquisition Agreements, or any other agreement, instrument or document contemplated hereby, or the consummation by the Company or any Subsidiary of the transactions contemplated hereby and thereby.

     4.29 BROKERS. Neither the Company nor any Subsidiary has employed any broker or finder and neither the Company nor any Subsidiary has incurred nor will it incur any broker's, finder's or similar fees, commissions or expenses payable by the Company or any Subsidiary in connection with the transactions contemplated hereby.

     4.30 FULL DISCLOSURE. The representations and warranties of the Company contained in this Agreement do not contain any untrue statement of a material fact.

                                    ARTICLE 5

                              PRE-CLOSING COVENANTS

                      [This Article Intentionally Deleted]

                                    ARTICLE 6

                              CONDITIONS TO CLOSING

      6.1 CONDITIONS TO OBLIGATIONS OF THE PURCHASER. All of the obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions precedent, any one or more of which may be waived by the Purchaser:

            6.1.1 Each of the representations and warranties of the Company contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date.

            6.1.2 The Company shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by it prior to or at the Closing.

            6.1.3 The Company shall have delivered to the Purchaser a certificate, executed by a duly authorized officer of the Company in his capacity as such, certifying in such detail as the Purchaser may reasonably request that the conditions specified in Sections 6.1.1 and 6.1.2 have been fulfilled.

            6.1.4 The Company shall have obtained all authorizations, consents, waivers and approvals from parties to contracts or other agreements to which the Company or any Subsidiary is a party, or by which the Company or any Subsidiary is bound, as may be required to be obtained in connection with the consummation of the transactions contemplated hereby.

            6.1.5 All filings that are required to have been made by the Company or any Subsidiary with any Authority in order to carry out the transactions contemplated hereby shall have been made, and all authorizations, consents and approvals from all Authorities required to carry out the transactions contemplated hereby shall have been received.

            6.1.6 There shall be in force no claim, proceeding, action, order or decree by or before any court or Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing (or seeking to prevent) the consummation of the transactions contemplated hereby excluding any of same brought by the Purchaser or its Affiliates.

            6.1.7 No proceeding in which the Company or any Subsidiary is a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such Person under any United States or state bankruptcy or insolvency Law.

            6.1.8 The Purchaser shall have received (a) a certificate of the Secretary or an Assistant Secretary of the Company as to the incumbency and signatures of the officers of the Company executing this Agreement, and (b) a certificate issued by the Secretary of State (or foreign equivalent) of each jurisdiction where the Company or any Subsidiary is organized and of each jurisdiction in which the Company or any Subsidiary is qualified as a foreign corporation, as of a date reasonably acceptable to the Purchaser as to the good standing thereof in those jurisdictions.

            6.1.9 The Purchaser shall have received the Opinion of Counsel to the Company and the Company Shareholder.

            6.1.10 Joel A. Wolk and Gail Wolk shall have entered into employment agreements with the Purchaser in form and substance reasonably acceptable to the Purchaser (the "EMPLOYMENT AGREEMENTS").

            6.1.11 This Agreement and the transactions contemplated herein shall have received the approval of the Company's Board of Directors and the holders of all of the issued and outstanding shares of Company Common Stock and each of the holders of such Company Stock shall have irrevocably waived any rights which they may have as dissenting shareholders under applicable Law, and the Company shall have delivered to the Purchaser a certificate of the Secretary of the Company in his capacity as such, certifying as to the foregoing matters in such detail as the Purchaser may reasonably request.

            6.1.12 Since the date of the Most Recent Balance Sheet there shall have been no material adverse change in (or event or circumstance occurring that, with the passage of time, is reasonably likely to result in a material adverse change in) the business, assets, properties, results of operations, financial condition or prospects of the Company or any Subsidiary.

            6.1.13 The Company Shareholder shall have entered into the Company Shareholder Agreement.

            6.1.14 The shareholders of the Purchaser shall have approved the consummation by the Purchaser of the transactions contemplated hereby.

      6.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. All of the obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions precedent, any one or more of which may be waived by the Company:

            6.2.1 Each of the representations and warranties of the Purchaser contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date.

            6.2.2 The Purchaser shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by it prior to or at the Closing.

            6.2.3 The Purchaser shall have delivered to the Company a certificate, executed by a duly authorized officer of the Purchaser in his capacity as such, certifying in such detail as the Company may reasonably request that the conditions specified in Sections 6.2.1 and 6.2.2 have been fulfilled.

            6.2.4 All filings that are required to have been made by the Purchaser with any Authority in order to carry out the transactions contemplated by this Agreement shall have been made, and all authorizations, consents and approvals from all Authorities required to carry out the transactions contemplated by this Agreement shall have been received.

            6.2.5 There shall be in force no claim, proceeding, action, order or decree by or before any court or Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing (or seeking to prevent) the consummation of the transactions contemplated hereby, excluding any of same brought by the Company or its Affiliates.

            6.2.6 No proceeding in which the Purchaser shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such Person under any United States or state bankruptcy or insolvency Law.

            6.2.7 The Company shall have received (a) a certificate of the Secretary or an Assistant Secretary of the Purchaser as to the incumbency and signatures of the officers of the Purchaser executing this Agreement, and (b) a certificate issued by the Secretary of State of the state of incorporation of the Purchaser, as of a date reasonably acceptable to the Company, as to the good standing of the Purchaser in such state.

            6.2.8 The Company shall have received the Opinion of Purchaser's Counsel.

            6.2.9 The Purchaser shall have entered into the Employment Agreements with Joel A. Wolk and Gail Wolk in form and substance reasonably acceptable to such persons.

            6.2.10 The payment of the Shareholder Loan, the Distribution and the Merrill Lynch Debt, as well as the release of the Company Shareholder's guaranty and collateral, pursuant to Section 2.5 shall have occurred.

            6.2.11 The Purchaser shall have entered into the Company Shareholder Agreement.

            6.2.12 The Purchaser shall have delivered to the Company a certificate of the Secretary of the Purchaser in his capacity as such, certifying in such detail as the Company may reasonably request that the board of directors of the Purchaser and the shareholders of the Purchaser have approved the consummation by the Purchaser of the transactions contemplated hereby.

                                    ARTICLE 7

                              ADDITIONAL AGREEMENTS

      7.1 FURTHER ASSURANCES. The parties hereto will deliver, and will cause the Persons controlled by them to deliver, any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement.

      7.2 PUBLICITY. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby will be made without advance approval thereof by the Purchaser and the Company. The parties will cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby. Whenever practicable, each party shall furnish to the other party drafts of all press releases or announcements prior to their release. Nothing in this Agreement shall prevent the Purchaser from making any disclosure which may be required pursuant to the Securities Act, the Securities Exchange Act or the rules and regulations of the National Association of Securities Dealers or the Nasdaq Stock Market.

                                    ARTICLE 8

                        COMPANY SHAREHOLDER; SURVIVAL OF
                   REPRESENTATIONS, WARRANTIES AND COVENANTS

      8.1 COMPANY SHAREHOLDER AGREEMENT. Simultaneous herewith, the Purchaser, the Company and the Company Shareholder are entering into an agreement in the form attached hereto as Exhibit A (the "COMPANY SHAREHOLDER AGREEMENT"), pursuant to which, among other things, the Company Shareholder is agreeing to indemnify the Purchaser against certain Adverse Consequences (as such term is defined in the Company Shareholder Agreement) and the Purchaser is agreeing to indemnify the Company Shareholder against certain Adverse Consequences.

      8.2 SURVIVAL. All of the representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall survive the date hereof, the Closing Date and the consummation of the transactions contemplated hereby as and to the extent provided in the Company Shareholder Agreement.

                                    ARTICLE 9

                      MODIFICATION, WAIVERS AND TERMINATION

      9.1 MODIFICATION. The Purchaser and the Company may, by mutual consent, upon unanimous shareholder approval, amend, modify or supplement this Agreement in any manner agreed upon by them in writing at any time.

      9.2 WAIVERS. Each party, by an instrument in writing, may extend the time for or waive the performance of any of the obligations of the other party or waive compliance by the other party with any of the covenants or conditions contained herein.

      9.3 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby abandoned, prior to the Closing as follows:

            9.3.1 by the Purchaser and the Company by mutual written consent at any time;

            9.3.2 by the Purchaser by giving written notice to the Company at any time if the Closing has not occurred on or before January 30, 1998 (other than as a result of a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained herein);

            9.3.3 by the Company by giving written notice to the Purchaser at any time if the Closing has not occurred on or before January 30, 1998 (other than as a result of a breach by the Company of any of its representations, warranties, covenants or agreements contained herein); or

            9.3.4 by the Purchaser or the Company at any time prior to the Closing Date if the Closing shall violate any order, decree or judgment of any court or any Authority having competent jurisdiction.

      9.4 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 9.3, all rights and obligations of the parties hereunder shall terminate without liability of any party or to any other party (except for any liability of any party then in breach); PROVIDED, HOWEVER, that the provisions of Sections
5.5 and 10.7 and this Section 9.4 shall remain in full force and effect.

                                   ARTICLE 10

                                  MISCELLANEOUS

      10.1 NOTICES. Any notices, requests, demands and other communications required or permitted to be given hereunder or under any agreement or other document executed in connection herewith must be in writing and, except as otherwise specified in writing, will be deemed to have been duly given when personally delivered or upon receipt after deposit in the United States mail, by certified mail, postage prepaid, return receipt requested, as follows:

            If to the Purchaser:

                  Windsor Capital Corp.
                  2501 Davie Road, Suite 230
                  Fort Lauderdale, Florida 33317
                  Facsimile: (954) 473-0620
                  Attention: Gary N. Mansfield, CEO

                      -- with a copy to --

                  Macaulay, Zorrilla & Robin, P.A.
                  201 South Biscayne Boulevard
                  Miami Center Suite 1402
                  Miami, Florida 33131
                  Facsimile: (305) 358-9617
                  Attention: Robert B. Macaulay

            If to the Company; or the Company Shareholders:

                  Boynton Tobacconists, Inc.
                  4850 Regency Court
                  Boca Raton, Florida 33434
                  Facsimile: (561) 416-1340
                  Attention: Joel A. Wolk

                      -- with a copy to --

                  Ruden, McClosky, Smith, Schuster & Russell, P.A. 200 East Broward Boulevard
                  Fort Lauderdale, Florida 33301
                  Facsimile: (954) 764-4996
                  Attention: Scott Margol

                  or to such other addresses or facsimile numbers as either party hereto may from time to time give notice of (complying as to delivery with the terms of this Section 10.1) to the other.

      10.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, among the parties hereto with respect to the subject matter hereof.

      10.3 BENEFITS; BINDING EFFECT; ASSIGNMENT. This Agreement is for the benefit of and binding upon the parties hereto, their respective successors and, where applicable, assigns. No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior approval of the other party.

      10.4 WAIVER. No waiver of any of the provisions of this Agreement will be deemed to constitute or will constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly so provided.

      10.5 NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

      10.6 SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement will not affect the enforceability of the remaining portions of the Agreement or any part hereof, all of which are inserted conditionally on their being valid in law and, if any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement is declared invalid, this Agreement will be construed as if the invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections, had not been inserted.

      10.7 EXPENSES. All fees, costs and expenses incurred by the Company, the Subsidiaries or the Company Shareholder in connection with this Agreement and any of the transactions contemplated hereby (including, but not limited to, legal fees and expenses) will be borne by the Purchaser up to an aggregate of $50,000. The Company Shareholder shall pay all such fees, costs and expenses in excess of $50,000. All fees, costs and expenses incurred by the Purchaser in connection with this Agreement and any of the transactions contemplated hereby will be borne by the Purchaser.

      10.8 SECTION HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

      10.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts, each of which will be deemed to be one and the same instrument.

      10.10 LITIGATION; PREVAILING PARTY. In the event that any party hereto brings suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the prevailing party shall be entitled to recover from the non-prevailing party all reasonable court costs and attorneys' fees and expenses incurred by the prevailing party in connection with such litigation at all levels, including fees and expenses incurred prior to the filing of legal action.

      10.11 REMEDIES CUMULATIVE. Except as set forth in the Company Shareholder Agreement, no remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy is cumulative and is in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

      10.12 EQUITABLE REMEDIES. Each party acknowledges and agrees that the non-breaching party will not have an adequate remedy at law in the event of any breach of this Agreement and that, therefore, the non-breaching party shall be entitled, in addition to any other remedies which may be available to it, to injunctive and/or other equitable relief to prevent or remedy a breach, with the posting of any bond in connection therewith being hereby waived.

      10.13 GOVERNING LAW. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Florida.

      10.14 SUBSIDIARY PERFORMANCE. To the extent that any provision hereof requires performance or compliance by a Subsidiary, said provision shall be deemed to include a requirement that the Company cause such performance or compliance.

      IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

                                    WINDSOR CAPITAL CORP.

                                    By: /s/ GARY N. MANSFIELD
                                       ----------------------------------
                                       Gary N. Mansfield
                                       Chief Executive Officer

                                    BOYNTON TOBACCONISTS, INC.

                                    By: /s/ JOEL A. WOLK
                                       -----------------------------------
                                       Joel A. Wolk
                                       President